EXHIBIT 4.46

Exclusive Consultation and Services Agreement

The Exclusive Consultation and Services Agreement (hereinafter referred to as “the Agreement”) is concluded and signed by and between the following parties on August 31st, 2013 in Shanghai, the People’s Republic of China (“China”):

(1)	Party A: Shengqu Information Technology (Shanghai) Co., Ltd., an enterprise legal person duly incorporated and existing in accordance with the Chinese law, with the registered address of Building 1, No.690 Bibo Road, Zhangjiang Hi-tech Park, Shanghai; and

(2)	Party B: Tianjin Shengjing Trading Co., Ltd., an enterprise legal person duly incorporated and existing in accordance with the Chinese law, with the registered address of Room 201-11, Floor 2, Area B1, Cartoon Building, No.126 Cartoon Middle Road, Eco-City, Binhai New Area, Tianjin

(In the Agreement, Party A and Party B are individually referred to as a “Party” and collectively referred to as the “Parties”.)

Whereas:

(1)	Party A is a wholly foreign-owned enterprise legitimately incorporated that owns relatively rich software service consultation experiences and resources; and

(2)	Party B needs Party A to provide software information consultation and technical services during its business operation, including software services in the aspects of online game consumption cards, virtual currency reset and coupon supervision etc. (hereinafter referred to as “the Information Consultation and Technical Services”).

Based on the above circumstances and in the principles of equity and mutual benefits, the Parties have reached the following terms and conditions through friendly consultations for each Party to abide by:

1.	Information Consultation and Technical Services

1.1	Party A agrees to provide Party B with information consultation and technical services in accordance with the terms and conditions of the Agreement, and Party B agrees to accept the information consultation and technical services provided by Party A in accordance with the terms and conditions of the Agreement. The concrete contents of the information consultation and technical services are as follows:

(1)	Providing information consultations related to Party B’s business activities;

(2)	Assisting Party B in relevant information collection and market research;

(3)	Training relevant business personnel for Party B; and

(4)	Providing any other relevant information consultation and technical service as required by Party B from time to time.

1.2	Party B shall actively cooperate with Party A to accomplish the above-mentioned work, including without limitation provision of relevant business information and required technical requirements and specifications etc.

1.3	The valid term of the Agreement is one year, starting from the date when the Agreement becomes effective. The Parties agree that Party A shall have the option to extend the valid term of the Agreement. Within 6 months before expiry of the Agreement, Party A is entitled to notify Party B of its intention to extend the term of the Agreement for one year, starting from the next day after the expiry date of the Agreement. The number of times for Party A to exercise such option is not restricted.

1.4	Party A is the exclusive provider of the information consultation and technical services hereunder to Party B. Without prior written consent of Party A, Party B may not accept any third party to provide the same or similar information consultation and technical services hereunder.

1.5	With respect to any right, ownership, interests and all intellectual properties (including without limitation copyrights, patents, technical secrets, trade secrets and others) arising from the performance of the Agreement, whether it has been developed by Party A or Party B, Party A shall enjoy the proprietary and exclusive rights and interests and Party B shall not claim the aforesaid rights, ownership, interests and intellectual properties against Party A. The Parties agree that, whether the Agreement is amended, dissolved or terminated, Clause 1.5 hereof shall remain in effect until the Parties agree to terminate it through consultations.

2.	The Service Fees

The Parties agree that, in consideration of the information consultation and technical services provided by Party A to Party B under Clause 1.1 of the Agreement, Party B shall pay the service fees to Party A. More details about the amounts and payment method of the service fees are shown in Schedule to the Agreement. The Schedule may be amended through consultations by both Parties and in accordance with actual implementation.

3.	Representations and Warranties

3.1	Party A hereby represents and warrants as follows:

(1)	Party A is a company legally incorporated and validly existing in accordance with the Chinese law;

(2)	The signature and performance of the Agreement by Party A is within Party A’s corporate capacities and business scope; Party A has already taken necessary corporate actions and obtained proper authorizations; Party A has obtained consents and approvals from relevant third parties and governmental authorities; and Party A will not violate any limitation imposed by the laws and contracts which are binding upon or have influence on Party A; and

(3)	Once signed, the Agreement will constitute Party A’s legitimate, valid and binding obligations, which may be enforced against Party A in accordance with the provisions of the Agreement.

3.2	Party B hereby represents and warrants as follows:

(1)	Party B is a company legally incorporated and validly existing in accordance with the Chinese law;

(2)	The signature and performance of the Agreement by Party B is within Party B’s corporate capacities and business scope; Party B has already taken necessary corporate actions and obtained proper authorizations; Party B has obtained consents and approvals from relevant third parties and governmental authorities; and Party B will not violate any limitation imposed by the laws and contracts which are binding upon or have influence on Party B; and

(3)	Once signed, the Agreement will constitute Party B’s legitimate, valid and binding obligations, which may be enforced against Party B in accordance with the provisions of the Agreement.

4.	Confidentiality

4.1	For the purpose of the Agreement, the term “Confidential Information” includes without limitation all or any part of the following contents or information: any contract, agreement, memorandum of understanding, schedule, draft or record concluded and signed by the Parties for the purpose of the Agreement (including the Agreement), and any notice given by one Party to the other Party for the purpose of the Agreement which is not indicated to be Confidential Information at the time of provision. Once the Agreement is terminated, Party A shall, as required by Party B, return any document, material or software containing the Confidential Information to Party B, or destroy any document, material or software containing the Confidential Information, delete any and all Confidential Information from any memory devices, and not continue to utilize such Confidential Information.

4.2	Without prior written consent of the other Party, neither Party may disclose the Confidential Information to any third party in any way.

4.3	The Parties shall take necessary measures to ensure that the Confidential Information known by them is restricted in the scope of its relevant employees, agents or advisors and the Parties shall require such employees, agents or advisors to strictly abide by Clause 4 hereof and not to disclose the Confidential Information to any third party. The Parties promise not to disclose or reveal the Confidential Information obtaining from the other Party to irrelevant employees.

4.4	Under the following circumstances, neither Party shall be deemed to disclose or reveal the Confidential Information:

(1)	The Confidential Information disclosed has been known to the public before the disclosure (other than disclosed by any breach of Article 4 hereof);

(2)	The disclosure is approved by the other Party hereto in writing; and

(3)	The Confidential Information is disclosed in accordance with mandatory requirements of the government authorities or any law or regulation, provided that the requirements of the government authorities must be imposed by official documents in writing. Otherwise, the Party hereto shall refuse such requirements and not to disclose or reveal any Confidential Information.

4.5	If either Party breaches the provisions of Clause 4 hereof, it shall compensate for the actual loss incurred by the other Party.

4.6	The Parties agree that Clause 4 hereof shall remain in effect whether the Agreement is amended, dissolved or terminated.

5.	Liabilities for Breach of Contract

5.1	If either Party breaches the provisions of the Agreement, it shall compensate for the actual loss incurred by the non-defaulting party.

5.2	No waiver of any breach of the Agreement shall become effective unless it is made by the Parties hereto in writing. No failure or delay by either Party in exercising any right or remedy under the Agreement shall constitute a waiver granted by such Party; and no partial exercise of the rights or remedies shall preclude the Party from any exercise of its other rights or remedies.

5.3	The validity of Clause 5 hereof shall not be affected by the termination or dissolution of the Agreement.

6.	Force Majeure

6.1	The force majeure hereunder refers to: war, fire, earthquake, flood, rainstorm, snowstorm and other natural disasters, or any other event which is unforeseeable by the Parties at the time of signing the Agreement and whose occurrence is irresistible and unavoidable. However, the insufficient credit, capital or financing shall not be deemed as the events beyond reasonable control of a party. The Party affected by the force majeure events and seeking for exemption from performing its obligations hereunder shall notify the other Party of such events and the steps required to be taken to complete the performance.

6.2	If either Party hereto fails to perform or delays in performing all or part of its obligations hereunder due to the influences of the force majeure, it shall be exempted from corresponding liabilities. However, the affected Party shall resume the performance of its obligations after the influences of the force majeure are eliminated. If the influences of the force majeure render the performance of the Agreement to be impossible or unnecessary, the Parties shall look for solutions through friendly consultations.

7.	Amendment, Dissolution and Termination of the Agreement

7.1	The Agreement may be amended through consultations by both Parties hereto.

7.2	Any amendment to the Agreement shall be made in writing. Otherwise, such amendment shall not be binding upon the Parties.

7.3	Within the valid term of the Agreement, unless upon occurrence of the circumstances stipulated in Clause 7.4 hereof, Party B may not early terminate the Agreement. Notwithstanding the aforesaid provision, Party A may give a written notice to terminate the Agreement in thirty-day’s advance to Party B at any time and under such circumstances, the Agreement shall be terminated on the date when Party B gives a written consent.

7.4	Within the valid term of the Agreement, if Party A or Party B applies for bankruptcy in any form, or enters into the bankruptcy and liquidation proceedings, or is prohibited from operation by relevant government authorities, or loses the qualification of being legal person or loses any other capacity as a subject of law, the other Party shall be entitled to dissolve the Agreement upon occurrence of the aforesaid circumstances. The dissolution notice shall become effective when it is sent.

7.5	The amendments to and dissolution of the Agreement shall not affect the rights of the Parties to ask for compensation for damages. If a Party hereto suffers any loss from the amendments to or dissolution of the Agreement, apart from the exemptions from liability in accordance with the laws, the responsible party shall be obliged to compensate for the loss. If the Agreement is terminated for any reason attributable to Party A, Party B shall be entitled to obtain the compensation for all losses arising from the termination of the Agreement as well as the remunerations for the services already accomplished.

8.	Notices

All notices and other communications required or given under or in connection with the Agreement shall be served to the following addresses of the relevant Parties by personal delivery, registered mails (postage prepaid), commercial express services or fax. The above-mentioned notices shall be deemed to have been received as follows:

If a notice is sent by personal delivery, express services or registered mails (postage prepaid), the date when the notice is sent shall be deemed as the valid delivery date; and

If a notice is sent by fax, the date when the notice is successfully transmitted (as evidenced by the transmission confirmation message automatically generated) shall be deemed as the valid delivery date.

For the purpose of the notices, the address of each Party is as follows:

Shengqu Information Technology (Shanghai) Co., Ltd.

Address: Building 1, No.690 Bibo Road, Zhangjiang Hi-tech Park, Shanghai

Tianjin Shengjing Trading Co., Ltd.

Address: Room 201-11, Floor 2, Area B1, Cartoon Building, No.126 Cartoon Middle Road, Eco-City, Binhai New Area, Tianjin

Either Party may change its address for receiving the notices by sending a notice to the other Party in accordance with the provisions of Article 8 hereof at any time.

9.	Miscellaneous

9.1	The Agreement shall become effective upon the date when it is signed by both Parties.

9.2	The conclusion, validity, interpretation, performance, amendment and termination of the Agreement shall all be governed by the Chinese laws.

9.3	Any dispute arising from or in connection with the Agreement shall be settled by the Parties through friendly consultations. In case that no agreement can be reached within thirty (30) days after the occurrence of the dispute, the dispute shall be submitted to Shanghai Arbitration Commission for arbitration which shall be conducted in accordance with the Commission’s arbitration rules in effect at the time of applying for arbitration. The arbitration place shall be Shanghai. The arbitration shall be conducted in Chinese. The arbitral award is final and binding upon the Parties.

9.4	After the Agreement becomes effective and it is implemented, both Parties may conclude and sign supplementary agreements with respect to the issues not covered in the Agreement or new circumstances arising in the performance of the Agreement. The supplementary agreements are an integral part of the Agreement which shall have equal legal effect.

9.5	The Confidentiality Clause, the Dispute Settlement Clause and the Liabilities for Breach of Contract Clause hereof shall remain in effect after the amendment, dissolution or termination of the Agreement.

9.6	Without prior written consent of Party A, Party B may not transfer all or part of any of its rights and/or obligations hereunder to any third party. Party A shall be entitled to, after notifying Party B, transfer any of its rights and/or obligations hereunder to any third party designated by it.

9.7	The invalidity of any provision hereof shall not affect any other provision of the Agreement which has no relation to the invalid provision.

9.8	The Agreement is executed in duplicate with each Party holding one copy which shall have equal legal effect.

[The remainder of this page is intentionally left blank; please find the signature page herewith attached]

In Witness Whereof, the Parties hereby sign the Exclusive Consultation and Service Agreement on the date and at the place first above written.

Shengqu Information Technology (Shanghai) Co., Ltd.

/s/ (Stamp)

Tianjin Shengjing Trading Co., Ltd.

/s/ (Stamp)

Schedule

Agreement on the Payment Standards and

Method of the Technical Service Fees

1.	Party A and Party B agree that, in consideration of the information consultation and technical services provided by Party A to Party B under Clause 1.1 of the Agreement, Party B shall pay the service fees to Party A in accordance with the following provisions:

(1)	Basic Service Fee

Party B shall, in accordance with the agreement reached by both Parties, pay a certain percentage of its total business income to Party A at irregular intervals as the basic service fee for the information consultation and technical service hereunder. The concrete payment method may be separately agreed upon by both Parties in writing.

(2)	Floating Fee

Apart from the basic service fee stipulated in paragraph (1) mentioned above, Party B shall pay the floating service fees to Party A in accordance with the information consultation and technical services provided by Party A. The floating fees shall be paid quarterly. The amount of the floating fees in each quarter shall be agreed upon by both Parties by taking into account the following factors:

A.	The number of employees utilized by Party A to provide Party B with the quarterly support services and the qualifications of such employees;

B.	The complexity of the quarterly support services provided by Party A’s employees and the time spent;

C.	Various inputs made by Party A for providing the quarterly support services;

D.	Concrete content and value of the quarterly support services provided by Party A; and

E.	Amount of Party B’s business income.